EXHIBIT 99.1

Company Contact	Investor Relations
John L. Higgins	Ina McGuinness or Bruce Voss
Chief Financial Officer	Lippert/Heilshorn & Associates
(650) 843-2800	(310) 691-7100
jhiggins@connetics.com	imcguinness@lhai.com

CONNETICS PROVIDES COMPREHENSIVE BUSINESS UPDATE
AT 2003 ANALYST AND INVESTOR DAY

— Raises 2003 Revenue Guidance —

PALO ALTO, Calif. (June 19, 2003) – At its annual Analyst and Investor Day, held June 18th in New York City, Connetics Corporation (Nasdaq NM: CNCT) executives discussed the Company’s commercial and product development activities, and longer-term strategic initiatives and goals. A webcast of the entire event will be available until July 19, 2003 at www.connetics.com.

“With a commitment to the U.S. prescription dermatology market, we believe Connetics has a powerful business strategy in a dynamic medical specialty,” stated Thomas G. Wiggans, president and chief executive officer. “As a company, we are motivated as never before, and are focused on meeting our product development, business and financial objectives.”

2003 Revenue Guidance

The Company now is projecting full-year 2003 total revenue to be $70 million to $72 million, up from prior guidance of $65 million to $68 million. For the year, product sales are projected to be $64 million to $66 million, up from prior guidance of $62 million to $65 million. Contract and Royalty revenue for the year now is projected to be $6 million, up from prior guidance of $3 million. Connetics reaffirmed guidance that it will turn profitable during the second half of 2003.

“We continue to benefit from prescription growth for our core products OLUX® and Luxíq®, as well as from higher-than-projected royalties from our licensees,” said Wiggans. “This year’s royalty revenue will benefit in part from a one-time adjustment to the historical underpayment of royalties from a licensing partner.”

Details on New Pipeline Product

At the Analyst and Investor Day, the Company reviewed new product development programs, including plans for formulation candidates that it expects to move into clinical trials in 2004, as well as a new delivery vehicle that will be incorporated into the Company’s 2004 clinical candidates.

Long-Term Goals

Commenting on the longer-term goals for the Company, Wiggans said, “Over the next several years, we expect additional product candidates in our pipeline to advance through clinical testing and reach the market under our 4:2:1 development model. The goal of this model is to have at least four products in formulation development, at least two products in Phase III testing and one new product or indication launched every year.

“Connetics is concentrating its commercial activities on developing strong franchises and brands. Over the next several years, the Company plans to focus on continuing to build its steroid franchise and to develop a strong acne franchise. Acne treatments and steroid-based products are the two largest topical dermatology market segments with combined annual U.S. sales in excess of $2 billion. Driven by existing and future products, we have set a goal to increase product sales by the end of 2006 by approximately four-fold over 2003 levels.”

About Connetics

Connetics Corporation is an independent pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05% and Luxiq® (betamethasone valerate) Foam, 0.12%. Connetics’ wholly owned subsidiary, Connetics Australia Pty Ltd., is focused on discovering and developing innovative topical drug delivery formulations. These formulations aim to improve the management of dermatological diseases and provide significant product differentiation. For more information about Connetics and its products, please visit Connetics’ web site at www.connetics.com, or send an email to ir@connetics.com.

This news release includes forward-looking statements and predictions, including statements about continued revenue growth, projected 2003 product and total revenues, future product sales goals, projected timing to achieve profitability, the likelihood of clinical success of product candidates in our pipeline, and the market potential of certain products and product candidates. These statements represent the Company’s judgment as of the date of this news release and are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in such forward-looking statements. In particular, Connetics faces risks and uncertainties that product sales may not increase, that physicians may not prescribe its products in the amounts anticipated, that development of product candidates in the Company’s pipeline may not succeed, and that clinical trials may not go forward as planned. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K/A for the last fiscal year and Form 10-Q for the most recently completed fiscal quarter.

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